                                        Exhibit (10) V.


October 23, 2003

Michael P. Morley
(address intentionally omitted)


Re:    Second  Amendment  to  March  13,  2001   Letter
Agreement


Dear Mike:

By way of a letter agreement dated March 31, 2001 (the
"March 31, 2001 Letter Agreement"), Eastman Kodak
Company ("Kodak") entered into a retention agreement with you. The March 31, 2001 Letter agreement was subsequently amended by way of a letter agreement dated
February 19, 2003 (the "February 19, 2003 Letter
Agreement"). For purposes of this letter agreement, the March 31, 2001 Letter Agreement as amended by the February 19, 2003 Letter Agreement will be referred to as the "Retention Agreement." The purpose of this letter, which will become an agreement once both you and Kodak sign it and be referred to herein as the "Letter Agreement," is to amend the Retention Agreement in several respects to encourage you to remain employed by Kodak until the date specified in Section 1 below.

1.   Retirement Date

In consideration for delaying your retirement and remaining employed with Kodak through the "Retirement
Date," as that term is hereinafter defined, Kodak agrees to make several revisions to the Retention
Agreement. For purposes of this Letter Agreement, the term "Retirement Date" will mean July 1, 2004 unless both parties mutually agree that an effective transition of your duties and responsibilities cannot be accomplished by this date. In such event, the Retirement Date will be the date that is mutually agreed to by the parties, which in no event will be later than January 1, 2005.

2.   First Retention Benefit

Subject to your satisfaction of the terms and conditions of this Letter Agreement, Section 3 of the Retention Agreement is amended in its entirety to add the following as new Section 10 entitled "First
Retention Benefit."

     10.  First Retention Benefit

     A. In General. Subject to your satisfaction of all of the terms and conditions of this letter agreement and your continuous and active employment by Kodak through December
          31, 2003, Kodak agrees to provide you a
          retention benefit in the amount of $350,000
          (the "First Retention Benefit").

     B. Time of Payment. The First Retention Benefit will be paid in a single lump sum payment as soon as administratively practicable following January 1, 2004. In the event, however, prior to January 1, 2004, you either die or your employment is terminated without Cause, as defined above, the First Retention
          Benefit will be paid as soon as
          administratively practicable following the date of your termination of employment. In the event of your death, any amount owed will be paid to your estate. The First Retention
          Benefit will be paid subject to withholding for all applicable federal, state and local income and payroll taxes.

     C.   Benefits Bearing.  The First Retention
          Benefit will be "benefits bearing." In other words, such amount will be taken into account and considered for purposes of determining any employer-provided benefits or compensation to which you are or may hereinafter become eligible.

3.   Second Retention Benefit

Subject to your satisfaction of the terms and conditions of this Letter Agreement, the Retention
Agreement is amended in its entirety to add the following as new Section 11 entitled "Second Retention
Benefit."

     11.  Second Retention Benefit

     A. In General. Subject to your satisfaction of all of the terms and conditions of this letter agreement, Kodak agrees to provide you a retention benefit in the amount of $45,000
          (the "Second Retention Benefit") per month for each full month you remain continuously and actively employed by Kodak beyond
          December 31, 2003.

     B. Time of Payment. For each month you earn a Second Retention Benefit, the amount will be paid in a single lump sum payment as soon as administratively practicable following the last day of that month. In the event, however, that during a month, you either die or your employment is terminated without Cause, as defined above, you will be paid a pro-rated amount of the $45,000 payment you would otherwise have received had you remained actively and continuously employed for the entire month. The amount of the pro-rated payment will be determined by multiplying $45,000 by a fraction the numerator of which is the number of days you were employed by Kodak during the month of your termination of employment and the denominator of which is the total number of days in the month of your termination of employment. This amount will be paid as soon as administratively practicable following the date of your termination of employment. In the event of your death, any amount owed will be paid to your estate. The Second Retention
          Benefit will be paid subject to withholding for all applicable federal, state and local income and payroll taxes.

     C.   Benefits Bearing.  The Second Retention
          Benefit will be "benefits bearing." In other words, such amount will be taken into account and considered for purposes of determining any employer-provided benefits or compensation to which you are or may hereinafter become eligible.

4.   Discount Rate Protection

Subject to your satisfaction of the terms and conditions of this Letter Agreement, Section 2, entitled "Discount Rate Protection," of the Retention
Agreement is amended in its entirety to read as follows.

     2.   Discount Rate Protection

     A. In General. In consideration for extending your employment until the "Retirement Date," as defined below, Kodak will pay you, subject to your satisfaction of all of the requirements of this letter agreement, the benefit described in this Section 2. For purposes of this Letter Agreement, the term
          "Retirement Date" will mean July 1, 2004 unless both parties mutually agree that an effective transition of your duties and responsibilities cannot be accomplished by this date. In such event, the Retirement
          Date will be the date that is mutually agreed to by the parties, which in no event will be later than January 1, 2005.

     B.   Preconditions.

          (i)  That portion of the benefit described in
               Section 2(C)(i) below will only apply to that amount of your retirement income benefit under KRIP that you elect to receive in the form of a lump sum and file a valid spousal consent per Section
               7.03(d) of KRIP.

          (ii) That portion of the benefit described in
               Section 2(C)(ii) below will only apply
               to that amount of your retirement income benefit under the Kodak Unfunded
               Retirement Income Plan ("KURIP") and
               Kodak Excess Retirement Income Plan
               ("KERIP") that you elect to receive in
               the form of a lump sum.

     C.   Description of Benefits.

          (i)  KRIP.  Kodak agrees to pay you the
               excess, if any, of:

               (a)  your retirement income benefit paid
                    in the form of a lump sum
                    calculated as of the Retirement
                    Date pursuant to the terms of KRIP
                    as then in effect, except that the
                    discount rate used for purposes of
                    this calculation will be the
                    discount rate that would have been
                    used to calculate such benefit if
                    you had retired effective as of
                    November 1, 2003, minus

               (b)  your retirement income benefit paid
                    in the form of a lump sum
                    calculated as of the Retirement
                    Date pursuant to the terms of KRIP
                    as then in effect.

          (ii) KURIP and KERIP. Kodak agrees to pay you the excess, if any, of:

               (a)  your retirement income benefit paid
                    in the form a lump sum calculated
                    as of the Retirement Date pursuant
                    to the terms of KURIP and KERIP as
                    then in effect, except that the
                    discount rate used for purposes of
                    this calculation will be the
                    discount rate that would have been
                    used to calculate such benefits if
                    you had retired effective as of
                    November 1, 2003, minus

               (b)  your retirement income benefit paid
                    in the form a lump sum calculated
                    as of the Retirement Date pursuant
                    to the terms of KURIP and KERIP as
                    then in effect.

     D. Form and Time of Payment. The amount of the benefit, if any, payable to you pursuant to this Section 2 will: (i) be paid in the form of a lump sum payment; (ii) be paid out of Kodak's general assets, not under KRIP; (iii) not be funded in any manner; and (iv) be included in your gross income as ordinary income, subject to all income, payroll and employment tax withholdings required to be made under all applicable federal, state and local law or regulation.

          With respect to that portion of the benefit, if any, attributable to Section 2(C)(i), to the extent you are subject to Federal or state income or payroll taxes thereon, Kodak will "gross up" the amount of such portion of the benefit at the applicable supplemental tax rate. That portion of the benefits, if any, attributable to Section 2(C)(ii) will not be grossed up for tax purposes.

5.   Death Benefit

Subject to your satisfaction of the terms and conditions of this Letter Agreement, the Retention
Agreement is amended in its entirety to add the following as new Section 12 entitled "Death Benefit."

     12.  Death Benefit

     A. In General. As an additional inducement to you to continue your employment until the Retirement Date, Kodak agrees, subject to your satisfaction of the terms and conditions of this letter agreement, to provide you the benefit described in this Section 12.

     B. Benefit. In the event of your death on or after the date of your execution of this letter agreement, but prior to the Retirement Date, Kodak agrees to pay your spouse or, in the event of the simultaneous death of you and your spouse, your estate, an amount determined from the following equation:

               A - B = Amount of Benefit

          For purposes of the foregoing equation, "A" will mean the retirement benefit that you would have been eligible to receive under, KRIP, KERIP, and KURIP, expressed in the form of a lump sum and calculated pursuant to the terms and conditions of the applicable retirement plan, had you retired the first day of the month immediately preceding the date of your death. For purposes of this equation, "B" will mean the amount, expressed in the form of a single lump sum payment, of any benefit payable under KRIP, KERIP, and KURIP as a result of your death to you or your spouse, beneficiary or estate.

     C. Time and Form of Benefit. In the event the benefit under this Section 12 is payable to your spouse, it will be paid in the form of a single lump sum payment, less any required withholdings under applicable law, as soon as administratively practicable following the date of your death. If alternatively the benefit is payable to your estate, it will be paid in the form of a single lump sum payment, subject to any required withholdings under applicable law, as soon as administratively practicable following the date a court of competent jurisdiction formally recognizes either an executor or administrator of your estate.

     D. Exception. Notwithstanding any provision contained in this Letter Agreement to the contrary, in the event the cause of your death is determined to be suicide, no benefit will be payable under this section and Kodak will be released from any and all further liability and claims related thereto.

6.   Approved and Permitted Reason

Subject to your satisfaction of the terms and conditions of this Letter Agreement, Section 4 of the Retention Agreement is deleted in its entirety to read as follows:

     4.   Approved and Permitted Reason

     Subject to your satisfaction of all of the terms of this letter agreement, your termination of employment will be for a Permitted Reason and an Approved Reason for purposes of any Kodak stock options, restricted stock and restricted stock units held by you on the date of your termination of employment and for purposes of any award paid, or to be paid, to you under the Performance Stock
     Program. Thus, you will not forfeit any Kodak stock options, restricted stock or restricted stock units held by you on the date of your termination of employment or any award paid, or to be paid, to you under the Performance Stock
     Program. Similarly, your termination of employment will be for an Approved Reason for purposes of the newly announced Leadership Stock
     Program. Thus, should you remain employed until December 31, 2004, you will be entitled to a pro-rated award for the 2004-2005 performance cycle to the extent awards are earned and paid for such cycle.

7.   Remaining Terms of Retention Agreement

All of the remaining terms of the Retention Agreement, to the extent they are not inconsistent with the terms of this Letter Agreement, will remain in full force and effect, without amendment or modification.

                      *    *    *

You agree that this Letter Agreement supersedes and replaces any and all agreements or understandings whether written or oral that you may have with Kodak concerning the subject matter hereof; except, however, this letter does not in any way supersede or replace your Eastman Kodak Company Employee's Agreement.

You agree to keep the content and existence of this Letter Agreement confidential except that you may review it with your supervisor, attorney, financial advisor, and/or with me or my designee. Prior to any such disclosure, you agree to advise these individuals of the confidential nature of this Letter Agreement and the facts giving rise to it as well as their obligations to maintain the confidentiality of this letter agreement and the facts giving rise to it.
Nonetheless, either party to this Letter Agreement
(that is, you and Kodak) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction and all materials of any kind (including opinions or other tax analyses) that may be provided to that party relating to tax treatment and tax structure.

This Letter Agreement, and its interpretation and application, will be governed and controlled by the laws of the State of New York, applicable as though to a contract made in New York by residents of New York and wholly to be performed in New York without giving effect to principles of conflicts of laws.

Please also keep in mind that, regardless of any provision contained in this Letter Agreement to the contrary, your employment with Kodak is "at will."
That is, you are free to terminate your employment at any time, for any reason, and Kodak is free to do the same.


Your signature below means that you accept the terms and conditions set forth in this letter agreement.


                              Very truly yours,




                              Daniel A Carp
                              Chairman and Chief
                              Executive Officer
                              Eastman Kodak Company

DAC:llh


I accept the terms and conditions of this letter agreement.


Signed:     /s/  Michael P. Morley
          Michael P. Morley


Dated: